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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
---------------------------
Lori Zimmerman Mayer
Investor Relations
610-925-2000


        GENESIS HEALTHCARE CORPORATION SELLS AN ADDITIONAL $30.0 MILLION
               OF 2.5% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

KENNETT SQUARE, PA -- (March 15, 2005) -- Genesis HealthCare Corporation ("GHC" or the "Company") (NASDAQ: GHCI) today announced that it sold an additional $30.0 million aggregate principal amount of its 2.5% convertible senior subordinated debentures due 2025 to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The debentures issued today were sold pursuant to the exercise in full of an option the Company had granted to the initial purchasers of the debentures sold on March 2, 2005. The debentures will be convertible upon the occurrence of certain events into cash and, in some circumstances, shares of GHC common stock at an initial conversion rate of 18.4493 shares of GHC common stock per $1,000 principal amount of the debentures, subject to adjustment in certain circumstances.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.